SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 2)
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)


                             SOUTH TEXAS OIL COMPANY
                                 NAME OF ISSUER)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    84055V109
                                 (CUSIP NUMBER)



       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
                           NOTICES AND COMMUNICATIONS)



             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

                               CUSIP NO: 84055V109
--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Longview Fund L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A                                     (A) / /

      MEMBER OF A GROUP (SEE INSTRUCTIONS)                               (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY

--------------------------------------------------------------------------------
(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

      WC
--------------------------------------------------------------------------------

(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E)                                         / /

--------------------------------------------------------------------------------
(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------

NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH               6,495,612
REPORTING              ---------------------------------------------------------
PERSON WITH            (8)  SHARED VOTING POWER

                            No Shares
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                            6,495,612
                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                            No Shares
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,495,612
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)

      / /
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      51.9%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00
--------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

            Common Stock, South Texas Oil Company, 2881 CR 2880, Big Foot, TX 78005

ITEM 2. IDENTITY AND BACKGROUND.

            Longview Fund, L.P.
            600 Montgomery Street, 44th Floor
            San Francisco, CA 94111
            Citizenship - California

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            Working capital of the Fund was used for purchase of shares of Common Stock.

ITEM 4. PURPOSE OF TRANSACTION.

            Investment in the Issuer.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

            6,495,612 Shares, 51.9%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            None.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

            None.

                                    SIGNATURE



      AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:3/30/07                   /s/ S. Michael Rudolph,
                                -----------------------
                                CFO of Viking Asset Management LLC,
                                as Investment Manager